Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass

717.339.5085

ACNB CORPORATION REPORTS

FIRST QUARTER EARNINGS

GETTYSBURG, PA, May 2---ACNB Corporation reported net income of $2,460,000 for the first quarter of 2011, compared to $2,422,000 over the same period for 2010, an increase of $38,000 or 2%.  Net income on a per share basis was $0.41 for both the first three months of 2011 and for the same period in 2010.  Net interest income, which is the most significant component of the Corporation’s net income, decreased slightly by $6,000, or less than 1%, to a total of $8,564,000 for the quarter ended March 31, 2011.

Quarterly cash dividends paid to ACNB Corporation stockholders for the first quarter of 2011 totaled $1,126,000, or $0.19 per share.  This is the same per share amount that was paid in the first quarter of 2010.

Total assets of ACNB Corporation at March 31, 2011, were $976 million, a decrease of less than 1% from March 31, 2010.  Total deposits increased by 3% over the previous year to $760 million.  Total loans rose by 1% to $664 million, as compared to March 31, 2010.  A 5% increase in stockholders’ equity resulted in an aggregate of $95.0 million at March 31, 2011, compared to $90.4 million at March 31, 2010.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 18 retail banking offices located throughout Adams County, PA, as well as in Dillsburg and Hanover, York

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County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.

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In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffectiveness of the business strategy due to changes in current or future market conditions; the effects and unanticipated expenses related to the charter conversion of our banking subsidiary from a federal to a state charter; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2011-09

May 2, 2011